Exhibit 10.23

SEVERANCE & GENERAL RELEASE AGREEMENT
For and in consideration of the mutual promises, covenants, and agreements made by and between Brett Finley (referred to hereinafter “Executive,” a term which includes the employee and all assigns, heirs, and successors in interest) and IDEX Corporation (“Company,” a term which includes IDEX Corporation, any parent, subsidiary, or affiliated companies, and the officers, directors, shareholders, employees, agents, attorneys and contractors of each), as set forth below:

(1)    Transition Services: The Company desires to transition the Executive’s job duties to other individuals and desires that the Executive assist in the transition of those duties and the Executive is willing to perform his duties to assist in such a transition. The Executive understands that he will perform those duties as directed by the Chief Operating Officer of the Company.
It is further understood that the Executive’s employment with the Company will end on the close of business on the Termination Date whereupon all payments, benefits and privileges related to employment shall end, except as expressly set forth in this Agreement. The Termination Date shall be December 31, 2015. Executive confirms his resignation effective as of the close of business on the Termination Date from his employment and also from all director, manager, officer and any other related and appointed positions he may have held throughout his employment.
(2)    Consideration: In consideration for the promises and benefits made herein, the Company agrees to provide the following, but only in the event that the Executive signs, and does not revoke, this Severance & General Release Agreement:
(i)    Continue the Executive on the Company’s payroll through the Termination Date under the terms set forth in Paragraph 1.
(ii)    The Executive agrees to forfeit any annual bonus payment or award that he was otherwise entitled to under the Incentive Award Plan (IAP) and/or the Management Incentive Compensation Plan (MICP) for 2015. The Company agrees to pay the Executive an amount equal to the annual incentive that would have been payable to the Executive if he were an active employee on the regular payment date in 2016. This amount will be based on the Executive’s annualized base salary of $422,300.00, his annual incentive target percentage of 70% and actual IDEX 2015 Company performance and will be paid within 60 days of the Termination Date.
(iii)    Pay Executive a severance payment of twelve (12) months of base salary at the Executive’s current compensation rate of $422,300.00 and a target annual bonus at the current target MICP percentage of 70% for a total of $717,910.00 (less applicable taxes and withholdings) as set forth in the Executive’s employment offer letter dated February 12, 2014. These severance payments will be made in the form of a lump sum payment and will be paid on the Company’s first regular scheduled pay date following the Termination Date.
(iv)    Pay the Executive an amount equal to $27,508.00 (less applicable taxes and withholdings). This payment is intended to cover the cost of continued medical coverage through COBRA during the severance payment period for Executive and his eligible dependents. This payment will be made in the form of a lump sum payment and will be paid on the Company’s first regular scheduled pay date following the Termination Date.
(v)    Provided the Executive is an active employee as of the Termination Date, he will vest in his 2013 performance share unit award per the terms of the Performance Share Unit Award Agreement. Shares of IDEX stock will be delivered to the Executive’s account at UBS at the same time and same manner as other executives vesting in this award.
(vi)    Pay Executive, as an additional severance payment, an amount equal to $698,634.00 (less applicable taxes and withholdings). This additional severance payment will be made in the form of a lump sum payment and will be paid in two equal installments; the first installment will be made on the Company’s first regular scheduled pay date in January 2017, and the second installment will be made on the Company’s first regular scheduled pay date in January 2018 following the expiration of the non-competition period as specified in Paragraph 10 below.
(vii)    Provide the Executive with outplacement services for up to 12 months with the nature and scope of such services determined by the Company and paid directly to the outplacement service by the Company. Executive is not able to initiate services until this Agreement has been signed and returned to the Company. Executive is required to initiate services within 90 days of his Termination Date or the benefit will be waived.
Executive is not eligible for any other payments after the Termination Date, other than specifically provided herein. No severance pay or benefits will be made to Executive until all expense reports have been received, reviewed and finalized, and all Company property has been returned as provided in Paragraph 7.
(3)    Other Benefits: Nothing in this Agreement shall: (i) alter or reduce any vested, accrued pension benefits (if any) to which Executive may be entitled under the IDEX Corporation Retirement Plan, the IDEX Corporation Defined Contribution Plan, the IDEX Corporation Savings Plan (401(k)) Plan or under the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan; or (ii) affect the Executive’s right to elect and pay for continuation of group medical plan coverage under the Company’s group medical plans pursuant to COBRA. Any benefits (if any) under these plans identified shall be paid to the Executive pursuant to the terms of the plan documents.
Executive will vest in any and all restricted stock awards and stock option awards which would vest under the terms of such awards based on continued service through and including the Termination Date. Effective as of the termination date, the Executive hereby forfeits and surrenders those parts of any and all other performance stock or share unit awards, restricted stock awards and stock option awards which are scheduled to vest based on service continuing after the Termination Date.
(4)    Release: The parties agree that in consideration for the undertakings and promises of the Company, the Executive unconditionally releases, discharges, holds harmless, and agrees to indemnify the Company from each and every claim, cause of action, right, liability or demand of any kind, and from any claims which may be derived therefrom (collectively referred to as “claims”), that Executive had, has, or might claim to have against the Company at the time the Executive executes this Agreement (hereinafter referred to as the “Effective Date”), including but not limited to claims of every kind and character, known or unknown, matured or not matured, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the ”Released Claims”).
By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under: (i) Title VII of the Civil Rights Act of 1964, 42 U.S.C §1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, any applicable state, county or local fair employment practice law or ordinance, the National Labor Relations Act, the Family Medical Leave Act, the Employment Retirement Income Security Act, as well as any claims asserting discrimination based upon age, race, sex, national origin, disability or handicap, religion, sexual orientation, marital status, entitlement to benefits, or any other protected status; (ii) wrongful termination; (iii) harassment; (iv) breach of contract; (v) breach of the covenant of good faith and fair dealing; (vi) negligent or intentional infliction of emotional distress; (vii) negligent or intentional misrepresentation; (viii) negligent or intentional interference with contract or prospective economic advantage; (ix) retaliation; (x) whistleblowing; (xi) defamation; (xii) invasion of privacy; and (xiii) claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit.
Executive likewise releases the Company from any and all claims or potential claims for damages or relief of any kind, including by not limited to back pay, front pay, compensatory damages, punitive damages, attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement. Notwithstanding the foregoing, Released Claims shall not include: (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any unemployment insurance claims and any workers' compensation claims; (iii) any claim that cannot be waived based on applicable law; or (iv) any claims for indemnification by the Company nor any claims for coverage under the directors and officers liability insurance policies maintained by the Company.
Executive also promises not to sue the Company or any party released herein on account of any claim released in this Agreement. Other than unemployment benefits, Executive further promises not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local, and further agrees that Employee also shall not be entitled to any further compensation or benefits sought on his behalf.
As of the date Executive signs this Agreement, Executive certifies that he has not filed any charge, complaint, or lawsuit over any claim(s) referred to in this Agreement. While Executive understands that the law permits, and that he is not foreclosed from filing an agency charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement, Executive is hereby waiving any right to individual relief based on any claims asserted in such a charge or complaint, whether filed by Executive or any other person or entity.
(5)    Confidentiality: Executive represents agrees to keep all matters concerning this Agreement, as well as the circumstances and contents of this Agreement, confidential from the date of this Agreement forward, and not to discuss with anyone except the Executive’s spouse, legal counsel and financial representatives. The Company also agrees to keep the circumstances and the content of this Agreement confidential and only share pursuant to any legal obligations and also will only share with Company employees who have a need-to-know. Nothing in this Agreement shall prohibit any party from complying with any subpoena or other legal requirement to disclose information relating to this matter. The Company agrees that upon request the Executive may share copies of the documents referenced in paragraph 9 herein and paragraph 10 herein with executive recruiters and prospective employers.
(6)    Non-Disparagement: Executive promises that he shall not make, directly or indirectly, to any person or entity, including but not limited to, present or former employees of the Company, customers or vendors of the Company, any disparaging oral or written statements about the Company, its employees or customers or do anything which damages the Company and/or its services, reputation, financial status, or business relationships. This shall not be construed or enforced in a manner that would restrict Executive’s rights, if any, under the National Labor Relations Act or any other applicable law. The Company promises that members of the Executive Leadership Team shall not make, directly or indirectly, to any person or entity, any disparaging oral or written statements about the Executive. In response to oral or written reference requests regarding the Executive, the Chief Executive Officer shall provide the Executive with a positive letter of reference. Nothing in this paragraph shall prevent the parties from testifying truthfully under oath in any legal proceeding or from cooperating in any governmental investigation as otherwise provided in this Agreement.
(7)    Return of Company Property: Executive warrants and represents that he has not removed and will not remove any Company property from its premises, except and to the extent authorized by the Company in writing. Executive agrees to return all of the property immediately upon termination of employment, except to the extent authorized by the Company in writing. The Company’s property includes, but is not limited to, the original and any copies of any confidential Information, trade secret information, Company-issued keys, pass cards, tools, samples, fax machines, cell phones, PDAs, computers (laptop and/or desk top), credit cards, files, brochures, equipment, documents, lists, reports, printouts, drawings, plans, sketches, computer disks, zip drives, printouts and any other record or document relating to the Company or its business, products or services.
(8)    Cooperation in Legal Matters: In consideration for the promises and payments by the Company pursuant to this Agreement, Executive agrees to cooperate to the fullest extent possible in the preparation, defense or prosecution of any legal matters involving the Company about which Executive has or may have personal knowledge, including any such matters which may be filed after the termination of Executive’s employment.
(9)    Entire Agreement & Any Prior Written Agreements: This Agreement sets forth the entire agreement and understanding of the parties and supersedes any and all prior agreements or understandings with regard to the matters covered herein, except as otherwise provided for in this Agreement. However, to the extent the parties hereto previously entered into any agreements relating to the following topics, then those agreements are still in full force and effect. These topics include: (i) the protection of Company confidential information, work product and/or trade secrets; (ii) non-solicitation of Company employees and/or customers and/or distributors; (iii) the assignment of inventions; and/or (iv) any limitation on the use of intellectual property. A copy of the relevant agreements previously signed by the Executive are attached to this Agreement. For clarity, it shall not be a violation of the Executive’s non-solicitation obligations to the Company to provide a written or oral reference on behalf of a former Company employee; or for Executive’s new employer to hire a Company if the Executive was not a participant, directly or indirectly, in any manner in the recruiting, recommending, interviewing or hiring of said Company employee.
(10)    Non-Competition Clause: In consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, including specifically the benefits provided in Paragraph 2(vi), the Executive agrees that continuing for two (2) years following the Termination Date, he will not perform services as an agent, employee, officer, or director of, or consultant to, any of the following companies/entities: Dover Corporation’s Pump Solutions Group (including Wilden and Almatec), Accudyne (including the Neptune and Milton Roy business units), Roper Technologies, Graco, Ingersoll Rand (in the reporting line for ARO), Colfax (the Fluid & Gas division), and Tuthill.
In further consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, Executive further agrees, for the duration of the non-competition period, to inform the Company’s Chief Executive Officer after receiving an offer of employment of any kind from any employer and before accepting such employment; the purpose of such notification is for the Company to determine whether such acceptance of employment would breach or violate this Agreement. The Company agrees that the Company’s Chief Executive Officer will confirm in writing whether or not the potential opportunity/position is in violation of the this Agreement.
(11)    Full & Knowing Waiver: By signing this Agreement, Executive understands and warrants that he: (i) has read this Agreement and fully understands the provisions; (ii) agrees to the terms in this Agreement knowingly, voluntarily and without coercion or pressure; (iii) has not suffered an on the job injury for which he has not already reported to the Company; (iv) has received all wages that he is entitled to; (v) that this Agreement is entered into without reliance upon any statement or representation of any party hereto other than the statements and representations contained in writing herein; (vi) has been advised, in writing, to consult with an attorney if he desires before signing; (vii) understands that the benefits provided herein constitute good and adequate consideration for this Agreement; (viii) was given at least 45 days to consider this Agreement (although Executive may choose to sign it sooner), and given 7 days to revoke this Agreement (to revoke, Executive must provide written revocation to Jeff Bucklew, Chief Human Resources Officer, before the expiration of the 7 day period to be valid); and (ix) was provided a document entitled Additional Severance Information attached to this Agreement as required by the Older Workers Benefit Protection Act (OWBPA).
(12)     Future Employment with the Company: Executive agrees that in the event that he applies for a job at the Company, he must first fully disclose any prior work history with the Company, and that failure to do so is grounds for immediate termination or withdrawal as a candidate.

(13)    Illinois Law: Executive agrees that this Agreement and its Release will be construed in accordance with the laws of the State of Illinois without regard to conflict of laws principles.

(14)    Family Protection: All payments under the Agreement still owed upon the Executive’s death shall continue to be paid to the Executive’s estate and any benefits which are being provided to the Executive’s eligible dependents shall continue to be provided to those eligible dependents for so long as required under the Agreement.

IN WITNESS WHEREOF the undersigned parties signed this Agreement on the dates written below.

Brett Finley /s/ BRETT FINLEY
Date: 12-18-15
IDEX Corporation By: /s/ JEFF BUCKLEW
Date: 12-18-15

ADDITIONAL SEVERANCE INFORMATION
The following information is being provided to employees who are eligible to receive severance benefits in connection with the corporate IDEX workforce reduction dated July 2015. Severance benefits are being offered to all employees whose employment is being terminated in connection with the workforce reduction.

Eligible employees must decide whether or not to accept the terms of the accompanying Severance and General Release Agreement within 45 days after receipt of this information. You are not required to wait 45 days to sign the release, but may take up to 45 days to do so. You are encouraged to consult with legal counsel before signing the Severance and General Release Agreement. If you do not return the signed Severance and General Release Agreement within this 45-day period, you will not receive any severance benefits. The following schedule shows the ages and job titles of the decisional unit employees who are eligible for severance benefits and those who are not eligible.

Position Title / Job Classification	Age	Eligible for Severance Benefits (Y or N)?
President	45	N
President	52	N
President	38	N
President	50	N
President	39	N
President	51	N
President	53	N
President	42	N
President	48	Y
President	51	Y
Group Executive	48	N
Group Executive	44	N
Group Executive	45	Y